Exhibit 99.1


           First National Bancshares Inc. Announces Dividend


    BRADENTON, Fla.--(BUSINESS WIRE)--Aug. 28, 2003--The Board of Directors of First National Bancshares Inc. (Nasdaq:FBMT), a locally owned bank holding company with $230 million dollars in assets, announced a stock dividend of five percent payable to stockholders of record as of September 8th, 2003. The dividend will be paid on September 30, 2003.
    1st National Bank & Trust is a subsidiary of First National Bancshares. The bank has five offices in Manatee County.
    First National Bancshares is located in Bradenton, Florida. More information can be obtained through the bank's web site at http://www.firstnbt.com or online through the stock symbol FBMT.


    CONTACT: 1st National Bank & Trust, Bradenton
             Angie O'Reilly, 941/746-4964 Ext. 400
             http://www.firstnbt.com